As filed with the U.S. Securities and Exchange Commission on September 21, 2004

Registration No. 333-112250

U.S. SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

POST-EFFECTIVE

AMENDMENT NO. 1
TO
REGISTRATION STATEMENT
UNDER
SCHEDULE B
OF
THE SECURITIES ACT OF 1933

BOLIVARIAN REPUBLIC OF VENEZUELA

(Name of Registrant)

Bernardo Alvarez Herrera

Ambassador of the Bolivarian Republic of Venezuela
Embassy of Venezuela
1099 30th Street, N.W.
Washington, D.C. 20007
(Name and address of authorized agent in the United States)

It is requested that copies of notices and communications

from the Securities and Exchange Commission be sent to:

Mark H. Stumpf, Esq.

Neil M. Goodman, Esq.
Arnold & Porter LLP
555 12th Street, N.W.
Washington, D.C. 20004

      Approximate date of commencement of proposed sale to the public: From time to time after this registration statement becomes effective.

      The securities being registered hereby are to be offered on a delayed or continuous basis pursuant to Release Nos. 33-6240 and 33-6424 under the Securities Act of 1933.

      The Registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

Explanatory Note

The purpose of this Post-Effective Amendment No. 1 to the Registration Statement on Schedule B (Registration No. 33-112250) (the “Registration Statement”) of the Bolivarian Republic of Venezuela is solely to include the undertaking relating to the filing of Venezuela’s annual report on Form 18-K or amendments thereto under the Securities Exchange Act of 1934 that is incorporated by reference in the Registration Statement, and conforming the base prospectus for use with the information incorporated by reference in the Registration Statement.

i

BOLIVARIAN REPUBLIC OF VENEZUELA

U.S.$4,800,000,000

Debt Securities

The Bolivarian Republic of Venezuela, referred to in this document as Venezuela or the Republic, may offer up to U.S.$4,800,000,000 (or its equivalent in other currencies) aggregate principal amount of its debt securities consisting of bonds, debentures and notes, referred to in this document as Debt Securities. Venezuela may, however, increase that aggregate principal amount if, in the future, Venezuela determines that it wishes to sell additional Debt Securities.

This prospectus is part of a registration statement that Venezuela filed with the U.S. Securities and Exchange Commission using a “shelf” registration process. This means:

•	Venezuela may issue the Debt Securities covered by this prospectus from time to time;

•	Venezuela will provide a prospectus supplement each time it issues the Debt Securities; and

•	the prospectus supplement will provide specific information about the terms of that issuance and may also add, update or change information contained in this prospectus.

You should read this prospectus and the accompanying prospectus supplement carefully before you invest.

Venezuela may sell the Debt Securities through underwriters or dealers, through agents designated from time to time, or directly.

Neither the U.S. Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined whether this prospectus or any accompanying prospectus supplement is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is September 21, 2004.

Table of Contents

Official Statements	3
Enforcement of Civil Liabilities	3
Forward-Looking Statements	3
Use of Proceeds	5
About this Prospectus	5
Where You Can Find Additional Information	6
Description of the Debt Securities	7
Debt Record	15
Banco Central Undertaking	16
Plan of Distribution	17
Legal Matters	18
Authorized Representative	18

You should rely only on the information contained or incorporated by reference in this prospectus or any prospectus supplement. Venezuela has not authorized anyone to provide you with different or additional information. Venezuela is not making an offer to sell these Debt Securities in any jurisdiction where the offer or sale is not permitted. You should not assume that the information contained or incorporated by reference in this prospectus or any accompanying prospectus supplement is accurate as of any date other than the date on the front of the respective documents. The information contained or incorporated by reference in this prospectus is qualified in its entirety by the supplementary information contained in any prospectus supplement.

Official Statements

Information in this prospectus or any prospectus supplement which is identified as being derived from a publication of, or supplied by, Venezuela or one of Venezuela’s agencies or instrumentalities, is included in such document on the authority of that publication as an official public document of the Bolivarian Republic of Venezuela. All other information included in this prospectus, any prospectus supplement and the registration statement of which this prospectus is a part, is included as a public official statement made on the authority of Tobías Nóbrega Suárez, Minister of Finance. Unless otherwise noted, information contained herein for the years 2001, 2002 and 2003 provided by Banco Central de Venezuela, Venezuela’s central bank, which is referred to in this document as Banco Central, is considered preliminary until Banco Central has published that information in its Annual Report of National Accounts for the year following the year to which the data relates.

Enforcement of Civil Liabilities

Venezuela is a foreign state. As a result, you may not be able to effect service of process within the United States against Venezuela or enforce against Venezuela judgments in the courts of the United States predicated on the civil liability provisions of the federal or state securities laws of the United States. Venezuela has agreed to submit to the jurisdiction of United States federal and New York state courts located in the Borough of Manhattan, New York, New York, the courts of England located in London and the courts of Venezuela located in Caracas, and has waived some immunities and defenses in actions that might be brought against Venezuela with respect to the Debt Securities. Under Venezuelan law, neither Venezuela nor any of Venezuela’s property have any immunity from the jurisdiction of any court or from set-off or any legal process (whether through service or notice, attachment prior to judgment, attachment in aid of execution of judgment, execution or otherwise), except that Venezuela, as well as Venezuela’s properties located in Venezuela, have immunity from set-off, attachment prior to judgment, attachment in aid of execution of judgment and execution of a judgment in actions and proceedings in Venezuela.

Forward-Looking Statements

This prospectus, any prospectus supplement and any documents incorporated by reference in this prospectus and any prospectus supplement may contain forward-looking statements. Statements that are not historical facts, including statements about Venezuela’s beliefs and expectations, are forward-looking statements. Specifically, words such as “anticipates”, “estimates”, “expects”, “intends”, “plans”, “seeks”, “believes” and “will”, and words and terms of similar substance used in connection with any discussion of future economic, social or political developments, identify forward-looking statements. These statements are based on current plans, objectives, estimates and projections and you should not place undue reliance on them. Forward-looking statements speak only as of the date they are made, and Venezuela undertakes no obligation to update any of them in light of new information or future events. Forward-looking statements include, but are not limited to:

•	Venezuela’s statements regarding its prospects for political stability;

•	Venezuela’s plans with respect to the implementation of its economic plan;

•	Venezuela’s outlook for inflation, interest rates and the fiscal accounts; and

•	Venezuela’s success in the development of the non-petroleum sectors of the economy.

Forward-looking statements involve inherent risks. Venezuela cautions you that many factors could affect the future performance of the Venezuelan economy. These factors include, but are not limited to:

External factors, such as:

•	higher international interest rates, which could increase Venezuela’s debt service requirements and require a shift in budgetary expenditures toward additional debt service;

•	lower oil prices, which could decrease Venezuela’s fiscal and foreign exchange revenues and could negatively affect Venezuela’s tax receipts, the balance of payments and the level of international reserves;

•	recession or low growth in Venezuela’s trading partners, which could lead to fewer exports from Venezuela and, therefore, affect Venezuela’s growth;

•	damage to the international capital markets for emerging markets issuers caused by economic conditions in other emerging markets, which could affect Venezuela’s ability to engage in planned borrowing;

•	changes in import tariffs and exchange rates of other countries, which could harm Venezuelan exporters and, as a consequence, have a negative impact on the growth of Venezuela’s economy;

•	changes in the international prices of commodities; and

•	the decisions of international financial institutions, such as the International Monetary Fund, referred to as the IMF, the Inter-American Development Bank, referred to as the IADB, Corporación Andina de Fomento, referred to as the CAF and the International Bank for Reconstruction and Development, referred to as the World Bank, regarding the terms of their financial assistance to the Republic.

Internal factors, such as:

•	continued political instability, including further developments and events with respect to the referendum being proposed by the political opposition to President Chávez;

•	the ability of Petróleos de Venezuela, S.A., referred to as PDVSA, the government-owned oil company, to sustain normalized production levels following its virtual shutdown during the general strikes from December 2, 2002 through February 3, 2003;

•	the effect of the Venezuelan Government’s exchange control regime on the ability of domestic and international businesses to obtain foreign currency to pay for imported goods and raw materials, as well as Venezuela’s ability to attract foreign investment;

•	the Venezuelan Government’s ability to pass legislation in support of Venezuela’s economic plan, as well as public support for legislation that has been enacted as part of Venezuela’s economic plan;

•	the effectiveness of the Venezuelan Government’s economic plan, including its institution of exchange and price controls in February 2003;

•	the stability of the banking system;

•	the continuing political and economic impact of Venezuela’s new Constitution, which was enacted in 1999;

•	general economic and business conditions in Venezuela, including a decline in foreign direct and portfolio investment, high domestic inflation, high domestic interest rates and increased unemployment, each of which could lead to lower levels of growth, lower international reserves and diminished access of both the government and Venezuelan businesses to international capital markets;

•	foreign currency reserves; and

•	the level of domestic debt.

Use of Proceeds

Unless otherwise specified in the applicable prospectus supplement, Venezuela will use the net proceeds from the sale of the Debt Securities for general purposes, including the refinancing of Venezuela’s domestic and external indebtedness. Such refinancings may be effectuated through the acquisition of outstanding Debt Securities through open-market purchase, tender or exchange, subject to certain conditions.

About this Prospectus

This prospectus is part of a registration statement that Venezuela filed with the U.S. Securities and Exchange Commission, or SEC, under a “shelf” registration process. Under this shelf process, Venezuela may sell, from time to time, any of the debt securities described in this prospectus in one or more offerings up to a total US dollar equivalent amount of U.S.$4,800,000,000. This prospectus provides you with basic information about Venezuela and a general description of the debt securities Venezuela may offer. Each time Venezuela sells securities under this shelf process, it will provide a prospectus supplement that will contain updated information about Venezuela, if necessary, and specific information about the terms of that offering. Before you invest, you should read both this prospectus and any prospectus supplement.

Any information in this prospectus may be updated or changed in a prospectus supplement, in which case the more recent information will apply.

Where You Can Find Additional Information

Venezuela files Annual Reports with the SEC. These reports and any amendments to these reports include certain financial, statistical and other information about Venezuela and may be accompanied by exhibits. You may read and copy any document Venezuela files with the SEC at the SEC’s Public Reference Room at 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549. You may also request copies of these documents, upon payment of a duplicating fee, by writing to the Public Reference Section of the SEC. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the SEC’s Public Reference Rooms. These documents and the Republic’s future filings with the SEC will be, available through the SEC’s Internet site at http://www.sec.gov.

The SEC allows Venezuela to “incorporate by reference” the information Venezuela files with it. This means that Venezuela can disclose important information to you by referring you to those documents. Information that is incorporated by reference is an important part of this prospectus. Venezuela incorporates by reference each Annual Report on Form 18-K (including all exhibits to the Annual Report) and any amendments to the Form 18-K on Form 18-K/ A (including all exhibits), filed with the SEC by Venezuela on or subsequent to the date of this prospectus until it sells all of the debt securities covered by this prospectus. Each time Venezuela files a document with the SEC that is incorporated by reference, the information in that document automatically updates the information contained in previously filed documents. You may request a free copy of the Annual Reports, amendments to the Annual Reports and other information mentioned above by writing or calling Venezuela at:

Ministerio de Finanzas

Avenida Urdaneta, Esquina de Carmelitas
Edificio Sede del Ministerio de Finanzas
Piso 9
Caracas, Venezuela
Atencion: (i) Jefe de la Oficina Nacional de Credito Publico
(ii) Director de Administracion de la Deuda
telephone: 58-212-802-1880
facsimile: 58-212-802-1893

Unless otherwise specified or the context requires, references to “dollars”, ‘$”, “U.S.$”, “US$”, “US dollars” and “U.S. dollars” are to United States dollars, references to “Bolívares” and “Bs.” are to Venezuelan Bolívares, references to “Euro”, “EUR” and “€” are to the lawful currency of the European Union, references to “¥” are to Japanese yen and references to “bpd” are to barrels per day. As used in this prospectus, the term “billion” means one thousand million, or 1,000,000,000, and the term “trillion” means one thousand billion, or 1,000,000,000,000. Historical amounts translated into Bolívares or U.S. dollars have been converted at historical rates of exchange, unless otherwise stated. Unless otherwise noted herein, all references to Venezuelan Bolívares refer to nominal Bolívares.

Certain amounts that appear in this prospectus or any prospectus supplement may not sum because of rounding adjustments.

Description of the Debt Securities

This prospectus provides you with a general description of the securities that Venezuela may offer. Each time Venezuela sells securities, Venezuela will provide a prospectus supplement that will contain specific information about the terms of that offering. The prospectus supplement may also add, update or change information contained in this prospectus. If the information in this prospectus differs from any prospectus supplement, you should rely on the information in the prospectus supplement.

Venezuela will issue the Debt Securities under a fiscal agency agreement, dated July 25, 2001, by and among Venezuela, Banco Central, Deutsche Bank AG and Deutsche Bank Trust Company Americas, formerly named Bankers Trust Company. This fiscal agency agreement has been amended to provide for the issuance of Debt Securities containing the collective action clauses described in ‘—Meetings and Amendments— Approval (Collective Action Securities)”. The fiscal agency agreement, together with the amendment thereto, are referred to in this document as the Fiscal Agency Agreement. Venezuela may replace the fiscal agent at any time. The fiscal agent is not a trustee and does not have the same responsibilities or the same duties a trustee would have toward the holder of the Debt Securities. Venezuela may maintain deposit accounts and conduct other ordinary banking transactions with the fiscal agent.

The following description is a summary of the material provisions of the Debt Securities and the Fiscal Agency Agreement. Because it is only a summary, the description may not contain all of the information that is important to you as a potential investor in these Debt Securities. Therefore, you should read the Fiscal Agency Agreement and the form of the Debt Securities in making your decision on whether to invest in the Debt Securities. Venezuela has filed a copy of these documents with the SEC and at the office of the fiscal agent.

General Terms

The prospectus supplement relating to any series of Debt Securities offered will include specific terms relating to the Debt Securities. These terms will include some or all of the following:

•	the title;

•	any limit on the aggregate principal amount;

•	the issue price;

•	the maturity date or dates;

•	if the Debt Securities bear interest, the interest rate, which may be fixed or floating, the date from which interest will accrue, the interest payment dates and the record dates for these interest payment dates;

•	any mandatory or optional sinking fund provisions;

•	any provisions that allow Venezuela to redeem the Debt Securities at Venezuela’s option;

•	any provisions that entitle you to early repayment at your option;

•	the currency or currencies that you may use to purchase the Debt Securities and that Venezuela may use to pay principal, any premium and interest;

•	the form of debt security-global or certificated and registered or bearer;

•	any index Venezuela will use to determine the amount of principal, any premium and interest payment; and

•	any other terms of the Debt Securities that do not conflict with the provisions of the Fiscal Agency Agreement.

Venezuela may issue Debt Securities in exchange for other debt securities or which are convertible into new debt securities. The specific terms of the exchange or conversion of any Debt Security and the debt security to which it will be exchangeable or converted will be described in the prospectus supplement relating to the exchangeable or convertible Debt Security.

Venezuela may issue Debt Securities at a discount below their stated principal amount, bearing no interest or interest at a rate which at the time of issuance is below market rates. Venezuela will describe the United States federal income tax consequences and any other relevant considerations in the applicable prospectus supplement for any issuance of debt securities.

Nature of Obligation

The Debt Securities will be the general, direct, unconditional, unsecured and unsubordinated obligations of Venezuela. The Debt Securities will rank equally in right of payment among themselves and with all of Venezuela’s other unsecured and unsubordinated external indebtedness. Venezuela has pledged Venezuela’s full faith and credit for the payment of all amounts on the Debt Securities.

Form and Denomination

Unless otherwise provided in the prospectus supplement for an offering, Venezuela will issue Debt Securities:

•	denominated in U.S. dollars;

•	in fully registered book-entry form;

•	without coupons; and

•	in denominations of U.S.$1,000 and integral multiples of U.S.$1,000.

Payment of Principal and Interest

Venezuela will make payments on global Debt Securities by wire transfer to the applicable clearing system, or to its nominee or common depositary, as the registered owner or bearer of the debt securities, which will receive the funds for distribution to the holders.

Venezuela will make payments on registered certificated debt securities on the specified payment dates to the registered holders of the Debt Securities. Venezuela will make payments of interest by check mailed to the registered holders of the Debt Securities at their registered addresses.

Any money that Venezuela pays to the fiscal agent for payment on any Debt Security that remains unclaimed for two years will be returned to Venezuela. Afterwards, the holder of such Debt Security may look only to Venezuela for payment.

Additional Amounts

Venezuela will make all principal and interest payments on the Debt Securities without deducting or withholding any present or future Venezuelan taxes, unless the deduction or withholding is required by law. In the event that Venezuela is required to make any deductions, it will pay the holders the additional amounts required to ensure that they receive the same amount as they would have received without this withholding or deduction.

Venezuela will not, however, pay any additional amounts in connection with any tax, assessment or other Governmental charge that is:

•	imposed on or measured by a holder’s income or assets by the jurisdiction in which the holder is incorporated;

•	imposed on or measured by a holder’s income or assets by any jurisdiction in which the holder has a principal place of business, resides or is otherwise deemed to be doing business or maintaining a permanent establishment under any income tax treaty; or

•	imposed on a holder by any jurisdiction outside of Venezuela for any reason except as a result of Venezuela’s action.

Redemption and Repurchase

Unless otherwise provided in the prospectus supplement for an offering, the Debt Securities will not be redeemable prior to maturity at Venezuela’s option or repayable before maturity at the option of the holders. Nevertheless, Venezuela may at any time purchase the Debt Securities in the open market or otherwise and hold or resell them or surrender them to the fiscal agent for cancellation.

Negative Pledge

Venezuela agrees that, after any Debt Security has been issued and for so long as that Debt Security remains outstanding, if any lien on oil or accounts receivable on oil (other than a lien Venezuela is permitted to create as described below) is created by Venezuela, Banco Central or any other Governmental agency, after the date of issuance of that Debt Security, to secure any of Venezuela’s external public debt, Venezuela will cause such lien to equally and ratably secure Venezuela’s obligations under that Debt Security.

For the purposes of this agreement regarding Venezuela’s liens:

“lien” means any lien, pledge, mortgage, security interest, deed of trust, charge or other encumbrance on any asset or revenues of any kind;

“oil” means hydrocarbons and their products and derivatives produced in Venezuela but excludes Orimulsion®, products derived from Orimulsion®, natural gas, coal and petrochemicals; and

“external public debt” means Venezuela’s debt or any of a number of specified Venezuelan public sector entities which is denominated or payable in a foreign currency.

Important exceptions apply in some cases. Venezuela is permitted to create a lien if:

•	at the time the lien is created, no default in the payment of amounts owed under the Debt Securities or the bonds Venezuela issued to implement the 1990 Financing Plan exists (unless the proceeds of the financing secured by the lien are used to make or secure on a ratable basis amounts due on the Debt Securities); and

•	operating reserves maintained by Banco Central (as certified by Banco Central) are greater than the sum of (a) two months of imports into Venezuela of goods and services (including interest payments with respect to Venezuela’s external public debt) and (b) two months of principal payments with respect to the 1990 Financing Plan bonds and any other external public debt held by commercial banking institutions (measured in each case on the basis of imports and interest and principal payments during the preceding six months); and

•	the aggregate principal amount of all external public debt secured by liens on oil or accounts receivables on oil (including the external public debt to be secured by the new lien and other external public debt to be simultaneously secured by liens on oil or accounts receivable on oil)

paid, due or scheduled to fall due in the current calendar year, and the aggregate outstanding principal amount of all such external public debt scheduled to fall due in each subsequent calendar year, is in each such year less than an amount equivalent to 17.5% of the aggregate revenues from the export of oil during the 12-month period preceding the creation of the new lien (Banco Central will certify the amount of such external public debt and Venezuela will certify the amount of such revenues); and

•	the aggregate outstanding principal amount of all external public debt secured by liens on oil or accounts receivable on oil (including the external public debt to be secured by the new lien and other external debt to be secured by liens on oil or accounts receivable on oil) is less than an amount equivalent to 55% of the aggregate revenues from the export of oil during the 12-month period preceding the creation of the new lien (Banco Central will certify the amount of such external public debt and Venezuela will certify the amount of such revenues); or

•	the lien arises pursuant to an order of attachment, distraint or similar legal process and the execution or enforcement of the lien is effectively stayed, the related claims are being contested in good faith and the lien is released or discharged within one year of its imposition; or

•	the lien arises by operation of law (and not pursuant to any agreement) and has not been foreclosed or otherwise enforced against the oil or accounts receivable on oil to which the lien applies.

Default and Acceleration of Maturity

Each of the following is an event of default under a series of Debt Securities:

Non-Payment: Venezuela fails to pay any principal, premium, if any, or interest on any Debt Security of that series within 30 days of when the payment was due; or

Breach of Other Obligations: Venezuela fails to perform any other material obligation contained in the Debt Securities of that series or the Fiscal Agency Agreement and that failure continues for 90 days after any holder of the Debt Securities of that series gives written notice to Venezuela at the specified office of the fiscal agent; or

Breaches of Remittance Obligations by Banco Central: (i) Banco Central fails to remit U.S. dollars for principal and interest payments on the Debt Securities after receipt of payment from Venezuela of the corresponding amount of Bolívares or (ii) Banco Central withdraws any amount held on deposit with any holder or the fiscal agent after the holder or the fiscal agent has given notice to Banco Central that it intends to set off the missed payment from the deposited amount; and the failure continues for 30 days after written notice is given to Venezuela or Banco Central by the fiscal agent or given by any holder at the specified office of the fiscal agent; or

Breaches of Other Obligations by Banco Central: Banco Central fails to perform any obligation under the Banco Central Undertaking (other than those described above) and the failure continues for 90 days after written notice is given to Venezuela or Banco Central by any holder at the specified office of the fiscal agent; or

Acceleration of Payment on any Debt Obligation: As a result of any default or event of default related to any securities or other instruments of a type offered in the capital markets denominated or payable in a currency other than Bolívares, other than the Debt Securities, any holder accelerates or declares the debt obligation to be due and payable prior to the date of its stated maturity; or

Moratorium on, or Failure to Perform, Obligations: Venezuela or Banco Central either declares a moratorium on, or fails generally to pay or perform, Venezuela’s obligations under any securities or other instruments of a type offered in the capital markets denominated or payable in a currency other than Bolívares; or

Judgment Against Venezuela or Banco Central: A final judgment, decree or order by a court of competent jurisdiction for the payment of money in an amount greater than U.S.$100,000,000 has been entered against Venezuela or Banco Central and 30 days have passed without it being satisfied or stayed and such judgement decree or order cannot be appealed; or

IMF Membership: Venezuela ceases to be a member of the IMF or ceases to be eligible to use the general resources of the IMF; or

Validity of Debt Securities Contested: The validity of the Debt Securities or the Fiscal Agency Agreement is contested by Venezuela, Banco Central, any legislative, executive or judicial body or official of Venezuela, or any official action taken by Venezuela renders any provision of the Debt Securities or the Fiscal Agency Agreement invalid or unenforceable; or

Expiration of Authority: Any authority required for Venezuela or Banco Central to perform Venezuela’s obligations under the Debt Securities or the Fiscal Agency Agreement that ceases to remain in full force or is modified so that it can be reasonably expected to adversely affect any rights or claims of the holders of Debt Securities.

If any of the events of default described above occurs and is continuing, the holders of at least 25% of the aggregate principal amount of the outstanding Debt Securities of the affected series may declare all the Debt Securities of that series to be due and payable immediately.

Upon any declaration of acceleration, the principal, interest and all other amounts payable on the relevant Debt Securities will become immediately due and payable without the holder’s further action of any kind. Venezuela expressly waives any further required action. The fiscal agent will give notice of the declaration to Venezuela and the holders of Debt Securities. The holders of more than 50% of the aggregate outstanding principal amount of the relevant series of Debt Securities (or such other percentage required at a meeting held in the manner described below) may rescind a declaration of acceleration if Venezuela remedies the event or events of default giving rise to the declaration after the declaration is made. In order to rescind a declaration of acceleration in these circumstances, holders may do so by written consent delivered to Venezuela at the office of the fiscal agent.

Meetings and Amendments

General

Venezuela may call a meeting of the holders of Debt Securities of any series at any time. Venezuela will determine the time and place of the meeting. Venezuela will give the holders not less than 30 or more than 60 days’ prior notice of each meeting (except that, in the case of any meeting adjourned due to lack of a quorum, Venezuela will give not less than 10 or more than 60 days’ prior notice to reconvene the adjourned meeting). The notice of each meeting will state:

•	the time and the place of the meeting; and

•	in general terms, the action proposed to be taken at the meeting.

If an event of default relating to the Debt Securities of a series has occurred and is continuing, the fiscal agent will call a meeting of the holders of Debt Securities of a particular series if the holders of at least 10% in aggregate Outstanding principal amount of the Debt Securities of such series have delivered a written request to the fiscal agent setting forth the action they propose to take.

To be entitled to vote at any meeting, a person must be:

•	a holder of outstanding Debt Securities of the relevant series; or

•	a person duly appointed in writing as a proxy for a holder.

The persons entitled to vote more than 50% of the aggregate Outstanding principal amount of the Debt Securities of a series will constitute a quorum, except in the event of a meeting that has been adjourned for lack of a quorum and properly reconvened, in which case 35% of the aggregate Outstanding principal amount of the Debt Securities of the series will constitute a quorum. The fiscal agent may make any reasonable and customary regulations governing the conduct of any meeting.

Approval

The following description does not apply to any series of Debt Securities that has been designated Collective Action Securities. See “—Approval (Collective Action Securities)” below for a description of the corresponding terms and conditions applicable to Debt Securities that have been designated Collective Action Securities.

Venezuela and the fiscal agent may modify, amend or supplement the terms of Debt Securities of any series and the Fiscal Agency Agreement as it relates to those securities, or the holders may take any action provided by the Fiscal Agency Agreement or the terms of their Debt Securities with:

•	the approval of the holders of either a majority in aggregate Outstanding principal amount of the Debt Securities of that series or not less than 66 2/3% in aggregate Outstanding principal amount of the Debt Securities of that series that are represented at a meeting of holders, whichever is less; or

•	the written consent of the holders of not less than a majority in aggregate Outstanding principal amount of the Debt Securities of the relevant series.

However, each holder of a Debt Security of a particular series must consent to any amendment, modification or change that would:

•	change the due date for the payment of principal, any premium, or any interest on the Debt Securities;

•	reduce the principal amount of the Debt Securities;

•	reduce the portion of the principal amount of the Debt Securities that is payable upon acceleration of the maturity date;

•	reduce the interest rate on the Debt Securities or any premium payable upon redemption of the Debt Securities;

•	change the currency or place of payment of principal of or any premium or interest on the Debt Securities;

•	permit early redemption of the Debt Securities or, if early redemption is already permitted, set a redemption date earlier than the date previously specified;

•	reduce the percentage of principal amount of the holders of the Debt Securities whose vote or consent is needed to modify, amend or supplement the Fiscal Agency Agreement or the terms and conditions of the debt securities or to take any other action; or

•	change Venezuela’s obligation to pay additional amounts.

Approval (Collective Action Securities)

The following description applies only to series of Debt Securities that have been designated Collective Action Securities.

Venezuela and the fiscal agent may modify, amend or supplement the terms of Debt Securities of any series and the Fiscal Agency Agreement as it relates to those securities, or the holders may take any action provided by the Fiscal Agency Agreement or the terms of their Debt Securities with:

•	the affirmative vote, in person or by proxy, of the holders of not less than 66 2/3% in aggregate Outstanding principal amount of the Debt Securities of that series that are represented at a meeting of holders; or

•	the written consent of the holders of not less than 66 2/3% in aggregate Outstanding principal amount of the Debt Securities of the relevant series.

However, without the consent or affirmative vote, in person or by proxy, of holders of at least 85% in aggregate Outstanding principal amount of the Debt Securities of a particular series, no amendment, modification or change may be made that would:

•	change the due date for the payment of principal, any premium, or any interest on the Debt Securities;

•	reduce the principal amount of the Debt Securities;

•	reduce the portion of the principal amount of the Debt Securities that is payable upon acceleration of the maturity date;

•	reduce the interest rate on the Debt Securities or any premium payable upon redemption of the Debt Securities;

•	change the currency or place of payment of principal of or any premium or interest on the Debt Securities;

•	permit early redemption of the Debt Securities or, if early redemption is already permitted, set a redemption date earlier than the date previously specified;

•	reduce the proportion of principal amount of the holders of the Debt Securities whose vote or consent is needed to modify, amend or supplement the Fiscal Agency Agreement or the terms and conditions of the debt securities or to take any other action;

•	change Venezuela’s obligation to pay additional amounts;

•	change the definition of “Outstanding” with respect to the Debt Securities;

•	change the governing law provision of the Debt Securities;

•	change the Republic’s appointment of an agent for service of process or its agreement not to claim and to waive irrevocably any immunity in respect of any actions or proceedings based on the Debt Securities;

•	change the ranking of the Debt Securities as described under the heading “—Nature of Obligation”; or

•	in connection with any offer to acquire Debt Securities in exchange for cash or new securities of the Republic or any of its political subdivisions or instrumentalities, change any event of default under the Debt Securities.

We refer to the above subjects as “reserved matters.” A change to a reserved matter, including the payment terms of the Debt Securities, can be made without your consent, as long as a supermajority of the holders (that is, the holders of at least 85% of the aggregate principal amount of the Outstanding Debt Securities of that series) agree to the change.

For purposes of determining whether the required percentage of holders of the Debt Securities of a series is present at a meeting for quorum purposes or has approved any amendment, modification or change to, or waiver of, the Debt Securities or the Fiscal Agency Agreement, or whether the required percentage of holders has delivered a notice of acceleration of the Debt Securities of a series, Debt Securities owned, directly or indirectly, by Venezuela or any public sector instrumentality of Venezuela will be disregarded and deemed not to be “Outstanding.” In determining whether the fiscal agent shall be protected in relying upon any amendment, modification, change or waiver, or any notice from holders, only Debt Securities that the fiscal agent knows to be so owned shall be so disregarded. As used in this paragraph, “public sector instrumentality” means Banco Central, any department, ministry or agency of the federal government of Venezuela or any corporation, trust, financial institution or other entity owned or controlled by the federal government of Venezuela or any of the foregoing, and “control” means the power, directly or indirectly, through the ownership of voting securities or other ownership interests or otherwise, to direct the management of or elect or appoint a majority of the board of directors or other persons performing similar functions in lieu of, or in addition to, the board of directors of a corporation, trust, financial institution or other entity.

Certain Amendments Not Requiring Holder Consent

Venezuela and the fiscal agent may, without the vote or consent of any holder of Debt Securities of a series, amend the Fiscal Agency Agreement or the Debt Securities of that series for the purpose of:

•	adding to Venezuela’s covenants for the benefit of the holders;

•	surrendering any of Venezuela’s rights or powers;

•	providing collateral for the Debt Securities;

•	curing any ambiguity or correcting or supplementing any defective provision contained in the Fiscal Agency Agreement or the Debt Securities; or

•	changing the terms and conditions of the Fiscal Agency Agreement or the Debt Securities in any manner which Venezuela and the fiscal agent may determine and which is not inconsistent with the Debt Securities and will not materially adversely affect the interests of the holders of the Debt Securities.

Collective Action Securities

The Republic may designate a particular series of Debt Securities to be “Collective Action Securities,” the specific terms of which will be described in the prospectus supplement relating to such securities. Collective Action Securities will have the same terms and conditions as the securities described under the heading “Description of the Debt Securities” in this document, except that such Collective Action Securities will contain the provisions regarding amendments, modifications, changes and waivers described under the heading “—Meetings and Amendments— Approval (Collective Action Securities)” above instead of the provisions described under the heading “—Meetings and Amendments— Approval”.

Debt Record

Over the past 40 years, despite the debt crisis that prompted the restructuring of its commercial bank debt, Venezuela has paid on a current basis in accordance with the terms of the relevant agreements the full amount of principal and interest due on all publicly issued bonds and notes in the international capital markets.

Banco Central Undertaking

The description of the Banco Central Undertaking in this section is a summary and is not complete. Because it is only a summary, the description may not contain information that is important to you as a potential investor. Therefore, you should read the Banco Central Undertaking in making your decision on whether to invest in the Debt Securities. A form of the Banco Central Undertaking relating to the Debt Securities has been filed with the SEC and the fiscal agent.

Venezuela has irrevocably and unconditionally agreed that each payment to be made by Venezuela under the Debt Securities shall be effected through Banco Central under an agreement referred to as the Banco Central Undertaking. For that purpose, Venezuela has instructed Banco Central to:

•	execute and deliver an undertaking in favor of the fiscal agent, each paying agent and the holders of each series of Debt Securities; and

•	in accordance with the terms of that undertaking, remit U.S. dollars in the amount of each payment of principal and interest on the Debt Securities at the time and place designated for the Debt Securities.

In conjunction with the Banco Central Undertaking, Venezuela has irrevocably and unconditionally agreed to:

•	deposit at Banco Central the Bolívares required for each payment prior to the date such payment is required to be made; and

•	deliver in a timely fashion to Banco Central the authorizations necessary for it to effect the required conversions of Bolívares into U.S. dollars.

Venezuela has agreed that Venezuela’s deposit of funds with Banco Central shall not be deemed to constitute payment to any holder of such series of Debt Securities of any amount payable to such holder. The law of the State of New York will govern each Banco Central Undertaking.

Once Venezuela deposits with Banco Central the Bolívares required for a payment due under the Debt Securities and provides Banco Central with the authorizations necessary for it to convert the Bolívares into U.S. dollars, Banco Central will have a separate and independent obligation to remit U.S. dollars to the fiscal agent for payment to the holders of the Debt Securities. However, Banco Central is not required to convert Bolívares to U.S. dollars if by doing so Banco Central would breach its obligation under Article 113 of the law of Banco Central (Ley del Banco Central de Venezuela), as published in Official Gazette number 5,606 on October 18, 2002, to provide the foreign currency demanded by PDVSA to meet its needs for U.S. dollars in accordance with the foreign exchange budget prepared by PDVSA.

Banco Central has agreed that any legal proceeding against it or its properties, assets or revenues in connection with a Banco Central Undertaking may be brought exclusively in: the Supreme Court of the State of New York, County of New York; the United States District Court for the Southern District of New York; the High Court of Justice, England, the courts of Venezuela that sit in Caracas and, only in special circumstances described in the Banco Central Undertaking, in another court that has jurisdiction or is otherwise competent to hear and determine the legal proceeding. Banco Central has irrevocably waived any objection which it now has or may later acquire to the laying of venue in any of these courts and has also waived (to the extent it is permitted to do so by applicable law) any right to claim that any of these courts is an inconvenient forum.

Banco Central has agreed to waive and not claim any immunity from suit, from jurisdiction of the court and from any other legal or judicial process or remedy, to which Banco Central or its revenues, assets or properties are entitled, in any legal proceeding in one of the courts specified above with respect to a Banco Central Undertaking, including immunity from post-judgment attachment and execution (but not from pre-judgment attachment and except for certain processes and remedies more fully described in the Banco Central Undertaking).

Plan of Distribution

Venezuela may sell the Debt Securities through underwriters or dealers, directly to one or more purchasers or through agents.

Each prospectus supplement will set forth:

•	the name or names of any underwriters or agents;

•	the purchase price of the securities;

•	the net proceeds to Venezuela from the sale;

•	any underwriting discounts, agent commissions or other items constituting underwriters’ or agents’ compensation;

•	any initial public offering price;

•	any discounts or concessions allowed or reallowed or paid to dealers; and

•	any securities exchanges on which the securities may be listed.

If underwriters are used in the sale of any securities, the underwriters will purchase the securities for their own accounts and may resell them from time to time in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices to be determined at the time of sale. The underwriting compensation under this shelf will not exceed 8%.

Venezuela may offer the securities to the public either through underwriting syndicates represented by managing underwriters or directly by underwriters. Unless otherwise set forth in the applicable prospectus supplement, the obligations of the underwriters to purchase the securities will be subject to certain conditions precedent. The underwriters will be obligated to purchase all of the securities if any are purchased. The underwriters may change any initial public offering price and any discounts or concessions allowed or reallowed or paid to dealers.

Underwriters may sell securities to or through dealers, and these dealers may receive compensation in the form of discounts, concessions or commissions from the underwriters or commissions from the purchasers for whom they may act as agents. Underwriters, dealers and agents that participate in the distribution of the securities may be deemed to be underwriters, and any discount or commission received by them from Venezuela and any profit realized on the resale of securities by them may be deemed to be underwriting discounts and commissions under the Securities Act. The related prospectus supplements will identify any of these underwriters or agents and will describe any compensation received from Venezuela.

Venezuela may also sell the securities directly to the public or through agents designated by Venezuela from time to time. The applicable prospectus supplement will name any agent involved in the offer or sale of securities and will disclose any commissions Venezuela may pay to these agents. Unless otherwise specified in the applicable prospectus supplement, an agent used in the sale of securities will sell the securities on a best efforts basis for the period of its appointment.

Venezuela may authorize agents, underwriters or dealers to solicit offers by certain specified entities to purchase the securities from Venezuela under delayed delivery contracts. Purchasers of securities under delayed delivery contracts will pay the public offering price and will take delivery of these securities on a date or dates stated in the applicable prospectus supplement. Delayed delivery contracts will be subject only to those conditions set forth in the applicable prospectus supplement. The applicable prospectus supplement will set forth the commission payable for solicitation of these delayed delivery contracts.

Venezuela may offer the securities of any series to present holders of Venezuela’s other outstanding securities as consideration for the purchase or exchange by Venezuela of these other outstanding securities. This offer may be in connection with a publicly announced tender, exchange or other offer for these securities or in privately negotiated transactions. This type of offering may be in addition to or in lieu of sales of securities directly or through underwriters or agents as set forth in the applicable prospectus supplement.

Venezuela may agree to indemnify agents and underwriters against certain liabilities, including liabilities under the Securities Act, or to contribute to payments which the agents or underwriters may be required to make in respect of any of these liabilities. Agents and underwriters may engage in transactions with or perform services for Venezuela in the ordinary course of business.

Legal Matters

The validity of the securities of each series will be passed upon by Ramos, Ferreira y Vera, S.C., A.P. 1297-Carmelitas, Caracas, 1010-A, Venezuela, the Republic’s Venezuelan counsel, and by Arnold & Porter LLP, 399 Park Avenue, New York, New York 10022, the Republic’s United States counsel. The validity of the securities of each series will be passed upon on behalf of any agents or underwriters by counsel named in the applicable prospectus supplement.

As to all matters of Venezuelan law, Arnold & Porter LLP will assume and may rely on the correctness of the opinion of Ramos, Ferreira y Vera, S.C. As to all matters of United States law, Ramos, Ferreira y Vera, S.C. will assume the correctness of the opinion of Arnold & Porter LLP.

Authorized Representative

The authorized representative of Venezuela in the United States is Bernardo Alvarez Herrera, the Ambassador of the Bolivarian Republic of Venezuela to the United States, Embassy of Venezuela, 1099 30th Street, N.W., Washington, D.C. 20007.

PART II

Expenses

Except for the U.S. Securities and Exchange Commission registration fee, the following is an estimate of the fees and expenses, other than underwriting discounts and commissions, in connection with the issuance and distribution of the Debt Securities that are the subject of this Registration Statement:

U.S. Securities and Exchange Commission registration fee	$283,150
Costs of printing and preparing Registration Statement, Prospectus and other documents	100,000	*
Cost of preparing Debt Securities	0
Fiscal Agent fees and expenses	10,000	*
Legal fees and expenses	250,000	*
Blue sky and legal investment memoranda fees and expenses	25,000	*
Miscellaneous	25,000	*

Total	$693,150	*

*	Estimated

Agreement to Furnish Opinions

The Registrant hereby agrees to furnish copies of the opinion of such legal opinions as required in connection with any issue of securities under this Registration Statement, in post-effective amendments to this Registration Statement or in any report filed under the Securities Exchange Act of 1934, as amended, that is incorporated by reference in this Registration Statement.

Undertakings

Venezuela hereby undertakes:

(a)	To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)	to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)	to reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement; and

(iii)	to include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

provided, however, that Venezuela shall not be required to file a post-effective amendment, otherwise required by clause (i) or clause (ii) above, if the information required to be included in a post-effective amendment is contained in any report filed under the Securities Exchange Act of 1934 that is incorporated by reference in this Registration Statement.

(b)	That, for purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities covered thereby, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(d)	That, for purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as a part of a registration statement in reliance upon Rule 430A and contained in the form of prospectus filed by Venezuela pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act of 1933 shall be deemed to be part of this Registration Statement as of the time it was declared effective.

(e)	That, for the purpose of determining any liability under the Securities Act of 1933, each filing of Venezuela’s annual report on Form 18-K or amendments thereto under the Securities Exchange Act of 1934 that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered thereby and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

Contents of Registration Statement

This Registration Statement consists of

1. Facing Sheet.

2.	Part I, consisting of the prospectus.

3.	Part II, consisting of pages numbered II-1 through II-6.

4.	The following Exhibits:

(1)	Subscription Agreement dated as of September 16, 2003 among the Bolivarian Republic of Venezuela, ABN AMRO Incorporated and Citigroup Global Markets, Inc. In accordance with Instruction 2 of Item 601 of Regulation S-K, the following agreement was not filed as an exhibit because it is substantially identical in all material respects to Exhibit 1: Subscription Agreement dated as of October 21, 2003 between the Bolivarian Republic of Venezuela and ABN AMRO Incorporated.*

(2)	Registration Rights Agreement dated as of September 16, 2003 among the Bolivarian Republic of Venezuela, ABN AMRO Incorporated and Citigroup Global Markets, Inc. In accordance with Instruction 2 of Item 601 of Regulation S-K, the following agreement was not filed as an exhibit because it is substantially identical in all material respects to Exhibit 2: Registration Rights Agreement dated as of October 23, 2003 among the Bolivarian Republic of Venezuela, ABN AMRO Incorporated, Banco De Coro, C.A., Consorcio Grupo Contuy, Consorcio Contuy Medio, West Card Financial Services, Inc., Vector Financial Services Inc., Panamerican One Financial Group, Inc., Corporacion ARI Holdings S.A., Proyectain, Projectos, Construcciones, Ingenieros, C.A. and Eurobanco, Banco Comercial, C.A.*

(3)	Exchange Agreement dated as of October 21, 2003 between the Bolivarian Republic of Venezuela and Banco De Coro, C.A. In accordance with Instruction 2 of Item 601 of Regulation S-K, the following agreements were not filed as exhibits because they are substantially identical in all material respects to Exhibit 3: exchange Agreement dated as of October 21, 2003 between the Bolivarian Republic of Venezuela and Consorcio Grupo Contuy; Exchange Agreement dated as of October 21, 2003 between the Bolivarian Republic of Venezuela and Consorcio Contuy Medio; Exchange Agreement dated as of October 21, 2003 between the Bolivarian Republic of Venezuela and West Card Financial Services, Inc.; Exchange Agreement dated as of October 21, 2003 between the Bolivarian Republic of Venezuela and Vector Financial Services Inc.; Exchange Agreement dated as of October 21, 2003 between the Bolivarian Republic of Venezuela and Panamerican One Financial Group, Inc.; Exchange Agreement dated as of October 21, 2003 between the Bolivarian Republic of Venezuela and Corporacion ARI Holdings S.A.; Exchange Agreement dated as of October 21, 2003 between the Bolivarian Republic of Venezuela and Proyectain, Projectos, Construcciones, Ingenieros, C.A.; Exchange Agreement dated as of October 21, 2003 between the Bolivarian Republic of Venezuela and Eurobanco, Banco Comercial, C.A.*

(4)	Form of Exchange Agent Agreement.*

(5)	Form of Letter of Transmittal (included as part of Exhibit 4(4)).*

(6)	Form of Notice of Guaranteed Delivery (included as part of Exhibit 4(4)).*

(7)	Form of Underwriting Agreement.*

(8)	Fiscal Agency Agreement, including the form of Debt Securities, dated as of July 25, 2001, among the Bolivarian Republic of Venezuela, Banco Central de Venezuela, Deutsche Bank AG and Bankers Trust Company.*

(9)	Amendment No. 1 to Fiscal Agency Agreement, dated as of September 19, 2003, among the Bolivarian Republic of Venezuela, Banco Central de Venezuela, Deutsche Bank AG and Bankers Trust Company.*

(10)	Form of Banco Central Undertaking.*

(11)	Opinion of Arnold & Porter^.*

(12)	Consent of Arnold & Porter^ (included as part of Exhibit 4(11)).*

(13)	Opinion of Escritorio Johnson, Cato & Asociados.*

(14)	Consent of Escritorio Johnson, Cato & Asociados (included as part of Exhibit 4(13)).*

(15)	Consent of Dr. Tobías Nóbrega Suárez, Minister of Finance of the Bolivarian Republic of Venezuela.*

(16)	Fiscal Agency Agreement, dated as of August 6, 1998, among the Bolivarian Republic of Venezuela, Banco Central de Venezuela and JP Morgan Chase Bank.

(17)	Amendment No. 1 to Fiscal Agency Agreement, dated as of January 14, 2004, among the Bolivarian Republic of Venezuela, Banco Central de Venezuela, and JP Morgan Chase Bank.

^	Effective February 2, 2004, Arnold & Porter became a limited liability partnership with the name Arnold & Porter LLP.

*	Previously filed.

Signature of Registrant

Pursuant to the requirements of the Securities Act of 1933, as amended, Venezuela has duly caused this Post-Effective Amendment No. 1 to Registration Statement No. 333-112250 to be signed on Venezuela’s behalf by the undersigned, who is duly authorized to execute the foregoing in his official capacity as Minister of Finance of the Bolivarian Republic of Venezuela.

BOLIVARIAN REPUBLIC OF VENEZUELA

By:	/s/ TOBÍAS NÓBREGA SUÁREZ

Dr. Tobías Nóbrega Suárez Minister of Finance of the Bolivarian Republic of Venezuela

Caracas, Venezuela

September 21, 2004

Signature of Authorized Representative

Pursuant to the requirements of the Securities Act of 1933, as amended, appearing below is the signature of Venezuela by its duly Authorized Representative in the United States.

BOLIVARIAN REPUBLIC OF VENEZUELA

By:	/s/ BERNARDO ALVAREZ HERRERA

Bernardo Alvarez Herrera Ambassador of the Bolivarian Republic of
Venezuela to the United States

Washington, D.C.

September 21, 2004